Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20349

FORM S-8

REGISTRATION STATEMENT
        under
THE SECURITIES ACT OF 1933


CHYRON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York (State of Incorporation or Organization)
11-2117385 (I.R.S. Employer Identification No.)
5 Hub Drive, Melville, New York
(Address of Principal Executive Offices)
11747 (Zip Code)

CHYRON CORPORATION 1995 Long-Term Incentive Plan
(Full title of the plan)


Michael I. Wellesley-Wesley
Chairman of the Board and
Chief Executive Officer
Chyron Corporation
5 Hub Drive
Melville, New York 11747
(Name and address of agent for service)

(516) 845-2000
(Telephone number, including area code, of agent for service)

Copy to:
Daniel I. De Wolf, Esq.
William N. Haddad, Esq.
Camhy, Karlinsky & Stein LLP
1740 Broadway
New York, New York 10019
(212) 977-6600


Approximate date of proposed commencement of sales pursuant to the Plan: From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE


                                Proposed     Proposed
Title of                         Maximum      Maximum
Securities                    Offerig Price  Aggregate  Amount of
To Be            Amount to be      Per       Offering  Registration
Registered       Registered (1)  Share(2)    Price (2)     Fee


Common Stock,
par value         2,975,000     $1.625    $4,834,375   $1,667.03
$0.01 per share

Common Stock,
par value           150,000     $1.875      $281,250      $96.98
$0.01 per share

Common Stock
par value            90,000     $1.875      $168,750      $58.19
$0.01 per share

Common Stock,
par value            20,000     $3.125       $62,500      $21.55
$0.01 per share

Common Stock,
par value         1,765,000    $3.3125    $5,846,563   $2,016.06
$0.01 per share

                                                       $3,838.26


(1)  In addition, pursuant to Rule 416(c) under the Securities
Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of calculating the registration fee and based (a) as to shares issuable upon the exercise of outstanding options under the plan, on the exercise price of such options, and (b) as to the balance of the shares reserved for issuance under the plan, on the average of the high and the low prices of the Company's Common Stock as reported by the New York Stock Exchange on March 15, 1996.

PART II


INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

Chyron Corporation (the "Registrant" or the "Company") states that the following documents, which are on file with the Securities and Exchange Commission, listed below are incorporated herein by reference and made a part hereof:

(1) the Company's Form 8-A filed on February 24, 1992 which contains a description of the class of common stock registered pursuant to the filing of this Registration Statement;

(2) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

(3) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

(4)  the Company's Form 8-K filed May 30, 1995;

(5)  the Company's Form 8-K filed June 9, 1995;

(6) the Company's Quarterly Report on form 10-Q for the quarter ended June 30, 1995;

(7)  the Company's Form 8-K filed August 8, 1995;

(8)  the Company's Form 8-KA filed August 9, 1995;

(9) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; and

(10) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995

All documents subsequently filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act ) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant's certificate of incorporation, as restated (the "Certificate of Incorporation"), provides that the personal liability of a director be eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

Article VII of the Company's by-laws (the "By-Laws") provides for the indemnification by the Company of any person to the full extent permitted, and in the manner provided, by the New York Business Corporation Law, as the same now exists or may hereafter be amended.

Section 402(b) of the New York Business Corporation Law provides that a certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit:

(1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719, or

(2) the liability of any director for any act or omission prior to the adoption of a provision authorized by this paragraph.

Sections 721 through 725 of the New York Business Corporation Law provide that New York corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in such actions, suits or proceedings.

Section 721 of the New York Business Corporation Law permits a corporation to enter into agreements with its directors and officers providing for indemnification for actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors or officers, against expenses incurred in such actions, suits or proceedings, provided, however, that no such indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Under Section 722(a), the corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity. Indemnification may be given for judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer is shown to have acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions or proceedings, in addition, had no reasonable cause to believe such conduct was unlawful.

Under Section 722(c), the corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.


Indemnification may be by court order under Section 724 or by approval of the corporation in the manner set forth in the statute. Under Section 723(a), success on the merits or otherwise in the defense of a civil or criminal action or proceeding of the character described in Section 722 entitles the director or officer to indemnification as authorized in
Section 722. If not wholly successful, indemnification shall be made by the corporation, unless ordered by a court order under Section 724, only if a quorum of the board, not including parties to the action, finds that the standard of conduct set forth in Section 722 or established pursuant to Section 721 has been met. If a quorum cannot be obtained, or even if obtainable, a quorum of disinterested directors so direct, approval may be by the board upon (i) the opinion of independent legal counsel that indemnification is proper in the circumstances or (ii) a determination by the shareholders that the applicable standard of conduct set forth in such sections has been met by the director or officer. Under Section 723(c), expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of an action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by Section 725(a).

Under Section 724, if the corporation fails to provide indemnification, the director or officer may apply to the court, and may receive indemnification to the extent authorized under Section 722 and paragraph (a) of Section 723. Where indemnification is sought by judicial action, the court may allow a person such reasonable expense, including attorneys' fees, during the pendency of the litigation as are necessary in connection with that person's defense, if the court finds that the defendant has by their pleadings or during the course of the litigation raised grave issues of fact or law. All expenses incurred in defending an action or proceeding which are advanced by the corporation under Section 723 or allowed by a court under Section 724 shall be repaid in case the person receiving such advancement is ultimately found not to be entitled to indemnification, or whose indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled. Indemnification may not be made if it is inconsistent with the corporation's certificate of incorporation, by-laws, board resolutions, shareholder resolutions, an agreement or other corporation action, in effect at the time of the accrual of the alleged cause of action in which the expenses were incurred, which prohibits or otherwise limits indemnification; or the indemnification would be inconsistent with a condition imposed by the court in approving a settlement.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Inapplicable.

ITEM 8.  EXHIBITS.

The following is a complete list of exhibits filed as a part of, or incorporated by reference in, this Registration
Statement:

Exhibit No.  Document

5.1          Opinion of Camhy Karlinsky & Stein LLP
             regarding the legality of shares of
             Common Stock being registered.

23.1         Consent of Price Waterhouse LLP

23.2         Consent of Ernst & Young LLP

23.3         Consent of Camhy Karlinsky & Stein LLP
             (included in Exhibit 5.1).


ITEM 9.  UNDERTAKINGS.

A.  To Update Annually

The undersigned registrant hereby undertakes

(1) other than as provided in the proviso to item 512(a) of Regulation S-K, to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
Statement, and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  Incorporation of Subsequent Securities
    Exchange Act of 1934 Documents by Reference

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Indemnification of Officers and Directors

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Suffolk, State of New York on the 20th day of March, 1996.


CHYRON CORPORATION


     Michael I. Wellesely-Wesley
By:  Michael I. Wellesley-Wesley
     Chairman of the Board
     and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURE & TITLE               DATE


/s/Michael I. Wellesley-Wesley   March 20, 1996
   Michael I. Wellesley-Wesley
      Chairman of the Board
     Chief Executive Officer


/s/      Isaac Hersly            March 20, 1996
         Isaac Hersly
     President and Chief
       Operating Officer


/s/     Patricia Lampe           March 20, 1996
        Patricia Lampe
   Chief Financial Officer,
  Chief Accounting Officer,
       and Treasurer


/s/    Sheldon D. Camhy          March 20, 1996
      Sheldon D. Camhy
          Director


/s/     Charles M. Diker          March 20, 1996
       Charles M. Diker
           Director


/s/ Alan J. Hirschfield          March 20, 1996
    Alan J. Hirschfield
         Director


/s/  Wesley W. Lang              March 20, 1996
     Wesley W. Lang
        Director


/s/  Eugene Weber                March 20, 1996
     Eugene Weber
       Director

INDEX TO EXHIBITS


Exhibit                                     Sequentially
Number   Description of Exhibits           Numbered Pages


5.1    Opinion of Camhy, Karlinsky & Stein LLP    E-1

23.1   Consent of Price Waterhouse LLP            E-2

23.2   Consent of Ernst & Young LLP               E-3

23.3   Consent of Camhy, Karlinsky & Stein LLP    E-5
       (included in Exhibit 5.1)

EXHIBIT 5.1



March 20, 1996


Chyron Corporation
5 Hub Drive
Melville, NY  11747

Gentlemen:

You have requested our opinion in connection with a Registration Statement on Form S-8 to be filed by Chyron Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration under said Act of 5,000,000 common shares (the "Shares") in connection with the Company's 1995 Long-Term Incentive Plan (the "Plan").

As counsel for the Company, we have examined such records, documents and questions of law as we have deemed appropriate for the purposes of this opinion and, on the basis thereof, advise you that in our opinion the 5,000,000 shares to be issued by the Company as a result of the exercise, if any, of the options under the Plan will be legally issued and outstanding and fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,



Camhy, Karlinsky & Stein
























EXHIBIT 23.1



CONSENT FOR INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 8, 1996, except as to Note 17, which is as of February 29, 1996, appearing on page 16 of Chyron Corporation's Annual Report on Form 10-K for the year ended December 31, 1995.



Price Waterhouse
New York, New York
March 20, 1996















       EXHIBIT 23.2



       CONSENT OF INDEPENDENT AUDITORS

       We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-00000) pertaining to the Chyron Corporation 1995 Long-Term Incentive Plan of our report dated February 17, 1995, with respect to the consolidated financial statements and schedule of Chyron Corporation for the two years ended December 31, 1994 incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1995.


       Ernst & Young LLP
       New York, New York

EXHIBIT 23.3



       March 20, 1996


       Chyron Corporation
       5 Hub Drive
       Melville, NY  11747

       Gentlemen:

       You have requested our opinion in connection with a Registration Statement on Form S-8 to be filed by Chyron Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration under said Act of 5,000,000 common shares (the "Shares") in connection with the Company's 1995 Long-Term Incentive Plan (the "Plan").

       As counsel for the Company, we have examined such records, documents and questions of law as we have deemed appropriate for the purposes of this opinion and, on the basis thereof, advise you that in our opinion the 5,000,000 shares to be issued by the Company as a result of the exercise, if any, of the options under the Plan will be legally issued and outstanding and fully paid and non-assessable.

       We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

       Very truly yours,



       Camhy, Karlinsky & Stein










                             E-4